Exhibit (10)c


           BUSINESS RECORDS CORPORATION HOLDING COMPANY

                       AMENDED AND RESTATED
                    EQUITY PARTICIPATION PLANS



Business Records Corporation Holding Company (formerly Cronus Industries, Inc.) a Delaware corporation (the "Company"), adopted on July 9, 1990 and effective as of January 11, 1989 the following three Amended and Restated Equity Participation Plans (herein referred to as the "Plans"), amending and restating the Equity Participation Plans originally adopted on January 11, 1989 and as previously amended on May 17, 1989 and June 16, 1989:

     1. A Company Purchase Plan (the "Company Purchase Plan")(formerly designated the "Open Market Purchase Plan");

     2.   A related Bonus Stock Plan (the "Bonus Stock Plan");

     3.   A Stock Option Plan (the "Stock Option Plan").

The terms and provisions of such three plans are as follows:

1.   Participating Key Management Employees.
     The key management employees eligible to participate in the three Plans provided for herein, the number of shares of Common Stock of the Company (the "Common Stock") to be offered to each participant under the Company Purchase Plan and Bonus Stock Plan, and the number of options to be awarded to each participant under the Stock Option Plan shall be determined by the Board or Plans Committee, hereinafter defined.

2.   Company Purchase Plan.
     Under the Company Purchase Plan, the participants shall purchase an aggregate of up to 500,000 shares of Common Stock from the Company at a price of $10.00 per share. The Company shall make available shares to be purchased under the Company Purchase Plan from its treasury or other authorized but unissued Common Stock. The Company will sell shares of Common Stock to participants on a private placement basis pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act") subject to execution by such participants of a Subscription Agreement/Right of Refusal Agreement (the "Subscription Agreement/ Right of Refusal Agreement"), and other evidences of investment intent reasonably satisfactory to the Company and, in the case of nonaccredited investors selected to participate, if any, subject to such demonstration of financial means as may be reasonably acceptable to the Company. The shares of Common Stock purchased under the Company Purchase Plan shall be referred to as the "Purchase Plan Shares".

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3.   Bonus Stock Plan.
     Under the Bonus Stock Plan, for each share of Common Stock purchased by a participant under the Company Purchase Plan described in paragraph 2, the Company will offer one-half share of Common Stock to such participant at a purchase price of $.10 per share, up to a maximum of 250,000 shares (the "Bonus Shares") in the aggregate for all participants. No fractional Bonus Shares will be issued; fractional Bonus Shares will be rounded downward to the nearest whole number of Bonus Shares. The Bonus Shares issued under the Bonus Stock Plan will be subject to vesting provisions requiring continued employment with the Company over a three year period. The vesting provisions with respect to the Bonus Shares is set forth in the Subscription Agreement/Right of Refusal Agreement.

4.   Stock Option Plan.
     The Company has authorized and adopted a Stock Option Plan for the grant of options to purchase 1,200,000 shares of Common Stock in the aggregate, such options to be granted to the key management employees of the Company as determined by the Board or the Plans Committee. Each participant in the Stock Option Plan shall execute a Non-Qualified Stock Option Agreement (the "Stock Option Agreement"). The exercise price for options granted under the Stock Option Plan will be the fair market value of the Common Stock as of the date of grant of the respective options. The Stock Option Plan is intended to be a non-qualified plan. Each such option shall be nontransferable other than by will or the laws to descent and distribution. Options granted under the Stock Option Plan will be subject to forfeiture and vesting on the terms set out in the Stock Option Plan; options will not be exercisable until fully vested in accordance therewith. Options granted under the Stock Option Plan that by reason of the expiration or termination have not been exercised may be re-offered under the Stock Option Plan.

5.   Additional Restriction on Transfer; Registration Rights.
     Any shares of Common Stock issued pursuant to the Bonus Stock Plan, the Company Purchase Plan or the Stock Option Plan shall, if necessary in the opinion of counsel for the Company, be legended to conspicuously reflect their status as restricted stock and the restrictions on transferability arising therefrom and, in the case of Bonus Shares, the vesting and forfeiture provisions prescribed by the Bonus Stock Plan. Upon the written request of the holders of at least fifty percent (50%) of the stock originally purchased from the Company pursuant to the Company Purchase Plan and Bonus Stock Plan made not later than sixty days after the conclusion of the Company's fiscal year, the Company will, no more often than once with respect to each fiscal year up to and including 1995, use its best efforts to register on Form S-3 (if then available for use by the Company) as soon as possible following the filing of the Company's annual report on Form 10-K for such fiscal year such number of fully vested shares as may be requested by participants. The Company will use its best efforts to register shares issuable pursuant to the Stock Option Plan on Form S-3 as promptly as possible hereinafter. Such registrations shall be at the Company's expense, except for brokerage fees, commissions or transfer taxes incurred by the participants.

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6.   Administration and Amendment of Plans.
     The Plans shall be administered by a committee of at least three directors at all times, to serve at the pleasure of the Board. The committee administering such Plans is referred to herein as the "Plans Committee." The initial members of the Plans Committee shall be L.D. Brinkman, Gary Fernandes and David Monnich. No director may be selected to be a member of the Plans Committee if he was eligible at any time during the twelve-month period immediately preceding the date of his selection to the Plans Committee, nor shall any member of the Plans Committee be eligible while a member, to be allocated stock or to receive stock options pursuant to the Plans. Any action taken by a majority of the Plans Committee shall be the action of such Committee. The decision of the Plans Committee on any questions concerning or involving the interpretation or administration of the Plans shall as between the Company and participants in such Plans be final and conclusive.

     In addition, the Plans Committee may, from time to time, amend the Plans, or any of them, as they in their sole and absolute discretion, deem in the best interest of the Company and in any event in order to assure the compliance by the Plans, the Plans Committee and the Company or any of them with applicable securities and other laws. Amendments adopted by the Plans Committee shall, upon ten days notice to participants, be effective as against and with regard to such participants; provided, however, that in no event shall the exercise price or vesting periods of outstanding options be altered without the express written consent of the holder thereof. Upon any amendment of the Plans, or any of them, requiring an amendment of outstanding option agreements, each holder thereof shall, upon notice from the Plans Committee, submit to the Company for exchange the original of any existing option agreement then applicable to such holder and shall receive in exchange therefor a new agreement containing such amendments as have been approved and adopted by the Plans Committee.